MMC ENERGY, INC.
26 Broadway
Suite 960
New York, New York 10004
(212) 977-0900

MMC ENERGY, INC. FILES CLAIMS AGAINST FORMER CEO

New York- April 21, 2008-MMC Energy, Inc. (NASDAQ: MMCE), today stated that it has filed an arbitration claim against Karl W. Miller, its former CEO. MMC's Statement of Claim alleges, among other things, that Mr. Miller fraudulently induced MMC to enter into a Separation Agreement in connection with his removal as CEO, that Mr. Miller breached his obligations under the Separation Agreement, and that he has tortiously interfered with MMC’s business relations.

In December 2007, MMC’s Board of Directors removed Mr. Miller as CEO and in February 2008 paid him in excess of $1.1 million as severance and entered into a Separation Agreement with Mr. Miller. Under the Separation Agreement, Mr. Miller agreed, among other things, not to interfere with MMC’s business operations or disparage MMC, its Board of Directors or its management, and to abide by the non-competition and non-solicitation provisions of his Employment Agreement. As alleged in the Statement of Claim, less than one month after accepting the severance payment, Mr. Miller began issuing a series of disparaging press releases and announced his intention to launch a proxy contest. On April 16, 2008, Mr. Miller filed a preliminary proxy statement with the Securities and Exchange Commission which, as alleged in the Statement of Claim, is replete with disparaging statements concerning MMC and confirms that Mr. Miller is openly competing with MMC.

In the arbitration, MMC seeks an award requiring Mr. Miller to return the $1.1 million severance payment and to compensate MMC for the damage caused by his actions. Michael Hamilton, MMC’s new Chief Executive Officer, stated that “We have tried not to let ourselves be distracted by Mr. Miller's numerous and colorful press releases, or by his curious decision to launch a proxy fight shortly after his removal as MMC’s CEO, which is still so fresh in our stockholders’ minds. MMC’s management and Board of Directors welcome shareholder input and respect the right of stockholders to seek change, including through the mechanism of a proxy contest. In Mr. Miller’s case, however, we think it is unfair to our stockholders to have paid him more than $1.1 million and only a month later have to deal with the costs and distractions of a proxy fight being waged by a former executive who specifically contracted not to interfere with or disparage MMC. We have gotten a number of communications from stockholders expressing precisely that sentiment.”

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 250 megawatts or ``MW.''

The Company creates long-term value for its stockholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company actively invests in electricity assets which provide essential services to key transmission constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totalling 110 MW of capacity. The Company is currently in the process of upgrading two of these assets, the 100 MW MMC Chula Vista Upgrade and the 50 MW MMC Escondido Upgrade, both located in San Diego County, California, and upgraded from their current configuration at a capacity of 44MW each.

Important Information:

In connection with the solicitation of proxies, the Company filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated April 11, 2008. The Proxy Statement contains important information about the Company and the 2008 annual stockholders meeting. The Company’s stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from the Company by contacting Investor Relations in writing at MMC Energy, Inc., 26 Broadway, Suite 960, New York, NY 10004; or by phone at 212-977-0900; or through the Company’s website at www.mmcenergy.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also contact Georgeson, Inc. with questions or requests for additional copies of the proxy materials by calling toll-free at 877-868-4967 or collect at 212-440-9800.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:
MMC Energy Inc.
Denis G. Gagnon, Chief Financial Officer
(212) 977-0900
 www.mmcenergy.com

BPC Financial Marketing
Investor Contact:
John Baldissera
(800) 368-1217